KBR	Exhibit 99.1

601 Jefferson St. •	Houston, Texas 77002

Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Rob Kukla, Jr.
February 25, 2009	Director, Investor Relations
713-753-5082

Heather Browne
Director, Communications
713-753-3775

KBR ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

$0.54 per diluted share for fourth quarter 2008 income from continuing operations and $1.84 per diluted share for full year 2008 income from continuing operations

▪	Revenue for the full year of 2008 increased 32% over the previous year

▪	Business unit income for the full year of 2008 increased 43% compared to the full year of 2007

▪	Operating income for the full year of 2008 increased 84% over the prior year

▪	Income from continuing operations for the full year of 2008 increased 69% compared to the full year of 2007

HOUSTON, Texas – KBR (NYSE:KBR) announced today that fourth quarter 2008 income from continuing operations and net income was $88 million, or $0.54 per diluted share, which included a $20 million, or $0.12 per diluted share, charge related to the final judgments which resolve the Department of Justice (DOJ) and Securities and Exchange Commission (SEC) Foreign Corrupt Practices Act (FCPA) investigations. This compares to income from continuing operations of $48 million, or $0.28 per diluted share, in the fourth quarter of 2007. Net income for the fourth quarter of 2007 was $71 million, or $0.42 per diluted share, which included income from discontinued operations of $23 million, or $0.14 per diluted share, related to post-closing activities for previously disposed businesses.

Consolidated revenue in the fourth quarter of 2008 was $3.4 billion, an increase of 42% from $2.4 billion in the fourth quarter of 2007.

Consolidated operating income was $153 million in the fourth quarter of 2008 compared to $82 million in the fourth quarter of 2007. Operating income in the fourth quarter of 2008 included a positive contribution on a $24 million change order related to a previously disclosed charge on an LNG project and a $20 million charge related to the final judgments which resolve the DOJ and the SEC Foreign Corrupt Practices Act investigations. Operating income in the fourth quarter of 2007 included a $22 million charge related to potentially disallowable costs incurred under U.S. government contracts in the Middle East for activities dating from 2003.

Income from continuing operations for the full year of 2008 was $308 million, or $1.84 per diluted share, which represents a $126 million, or $0.76 per diluted share, increase from the prior year. Net income for the full year of 2008 was $319 million, or $1.91 per diluted share, which included income from discontinued operations of $11 million, or $0.07 per diluted share, resulting from foreign tax credits related to DML. Net income for the full year of 2007 was $302 million, or $1.79 per diluted share, which included income from discontinued operations of $120 million, or $0.71 per diluted share, primarily related to the sale of KBR’s 51% interest in Devonport Management Limited (“DML”).

Consolidated revenue for the full year of 2008 was $11.6 billion, an increase of 32% from $8.7 billion for the full year of 2007.

Consolidated operating income was $541 million for the full year of 2008 compared to $294 million for the prior year.

“2008 was an outstanding year, as KBR achieved record profitability and accomplished double-digit revenue, operating income, and income from continuing operations growth over 2007.” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “KBR’s exceptional people, its dedication to project execution, and its rigorous work ethic were the pillars to this year’s success. KBR remains optimistic about the attractive opportunities that lie ahead to build and grow on the achievements of 2008.”

2008 Fourth Quarter Business Unit Results

Upstream business unit income was $65 million in the fourth quarter of 2008 compared to business unit income of $64 million in the fourth quarter of 2007. Business unit income in the fourth quarter of 2008 included a positive contribution on a $24 million change order related to a previously disclosed charge on an LNG project and a $20 million charge related to the final judgments which resolve the FCPA investigations. The fourth quarter of 2008 had positive contributions from various gas monetization projects, including the Pearl GTL, Skikda LNG, and Gorgon LNG projects, and several offshore related projects in Australia and the Caspian area.

Government and Infrastructure business unit income was $85 million in the fourth quarter of 2008 compared to business unit income of $53 million in the fourth quarter of 2007. Business unit income in the fourth quarter of 2008 included a $6 million charge related to the U.S. Embassy project in Macedonia and positive contributions from Iraq-related activities, the Allenby & Connaught project, work on the CENTCOM project, award fees on a facilities management project, and several water projects. Business unit income in the fourth quarter of 2007 included a $22 million charge related to potentially disallowed costs incurred on U.S. government contracts in the Middle East for activities dating from 2003.

Services business unit income was $53 million in the fourth quarter of 2008 compared to business unit income of $23 million in the fourth quarter of 2007. Business unit income in the fourth quarter of 2008 had positive contributions from BE&K, including continued work on power projects in Georgia and Texas, the Scotford Upgrader project in Canada, service and maintenance vessels in the Gulf of Mexico, and various industrial service projects.

Downstream business unit income was $14 million in the fourth quarter of 2008 compared to business unit income of $3 million in the fourth quarter of 2007. Business unit income in the fourth quarter of 2008 had positive contributions from the Yanbu export refinery project, program management services for the Ras Tanura project in Saudi Arabia, the EBIC ammonia plant in Egypt, and several BE&K projects.

Technology business unit income was $3 million in the fourth quarter of 2008 compared to business unit income of $1 million in the fourth quarter of 2007. Business unit income in the fourth quarter of 2008 had positive contributions from an ammonia project in

Venezuela, a refinery fluid catalytic cracking revamp project in Colombia, and a royalty payment for a technology license in India.

Ventures business unit loss was $1 million in the fourth quarter of 2008 compared to a business unit loss of $3 million in the fourth quarter of 2007. Business unit loss in the fourth quarter of 2008 was primarily related to start-up costs on the EBIC ammonia project in Egypt, which was partially offset by positive contributions from the investment in the Allenby & Connaught military accommodation and services project and an investment in a heavy equipment transport operator in the United Kingdom. Business unit loss for the fourth quarter of 2007 included operating losses generated on an investment in a railroad project in Australia.

Corporate general and administrative expense in the fourth quarter of 2008 was $60 million compared to $49 million in the prior year fourth quarter. The increase primarily relates to the addition of BE&K corporate costs, increased legal expense, and incentive compensation.

Total cash flows provided by operating activities for the twelve months ended December 31, 2008 was $124 million, which included a $342 million reduction in net committed cash from advanced payments related to consolidated joint ventures, other consolidated subsidiaries, and a contract in progress.

Significant Achievements and Awards

▪

KBR announced on January 6, 2009 the Company’s Board of Directors authorized a share repurchase program pursuant to which KBR will repurchase shares in the open market to reduce and maintain, over time, KBR’s outstanding shares at approximately 160 million shares.

▪

KBR announced that it was awarded a contract by Sonangol, E.P. to provide front-end engineering and design work for the Lobito refinery, located in Lobito, Angola. The contract award marks an important milestone in Sonangol’s progress towards its goal of building and operating a grassroots refinery facility in Angola. The Lobito facility will process heavy crudes and reduce the need to import petroleum products in the area.

▪

KBR announced it was awarded a site development contract by Sonangol, E.P. to provide engineering, procurement, and construction management services for the 200,000 barrel per day Lobito refinery. The work will include the development of a heavy haul road used to transport material and equipment to the refinery, as well as a marine facility that will be used to import and export both raw and finished hydrocarbon products.

▪

KBR announced it was awarded a contract by the Qatar-Bahrain Causeway Foundation to provide design management, project management, and construction management services for the Qatar-Bahrain road and rail marine crossing. The Qatar-Bahrain Causeway is a four lane, 40 kilometer highway corridor consisting of roadway sections on reclaimed embankment and natural islands, low level bridge structures, signature suspension bridges, and freight and passenger rail lines. Once complete, the causeway will be the world’s longest marine causeway.

▪

KBR announced it was awarded a contract by The Petroleum Oil and Gas Corporation of South Africa Ltd. to provide feasibility and front-end engineering and design study services for its proposed 400,000 barrels per day grassroots refinery –

Project Mthombo. The selection follows KBR’s completion of a prefeasibility study under Project Mthombo in 2008.

▪

KBR announced it was awarded a disaster relief contract, valued at up to $75 million over a five-year period by the United States Army Corps of Engineers, Pittsburgh District, for its advance contract initiative for emergency power for the Western United States. KBR will provide all labor, transportation, equipment, materials, supervision and required internal logistics support to perform generator set activities to respond immediately to power emergencies resulting from a natural or manmade disaster.

▪

KBR announced it was awarded a $35.4 million contract by the U.S. Army Corps of Engineers, Transatlantic Programs Center, Winchester, Va. for the Phase II design and construction of a convey support center at Camp Adder in Iraq. The KBR team will design and construct a power plant, electrical distribution center, water purification and distribution system, waste water collection system and associated information systems along with paved roads at this site.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream, and Ventures business units.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 25, 2009, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income

(Millions of dollars and shares except per share data) (Unaudited)

	Three Months		Three Months
	Ended		Ended
	December 31,		September 30,
	2008	2007	2008
Revenue:
Government and Infrastructure	$1,788	$1,588	$1,759
Upstream	822	603	550
Services	597	96	539
Downstream	145	85	138
Technology	23	18	19
Ventures(a)	1	(1)	1
Other	10	—	12
Total revenue	$3,386	$2,389	$3,018
Business unit income (loss):
Government and Infrastructure	$85	$53	$104
Upstream	65	64	53
Services	53	23	27
Downstream	14	3	15
Technology	3	1	4
Ventures(a)	(1)	(3)	—
Other	2	—	1
Total business unit income	221	141	204
Unallocated costs:
Labor cost absorption	(8)	(10)	(5)
Corporate general and administrative	(60)	(49)	(55)
Total operating income	153	82	144
Interest income, net	3	18	7
Foreign currency gain (loss), net	(6)	1	—
Income from continuing operations before income taxes
and minority interest	150	101	151
Provision for income taxes	(61)	(45)	(55)
Minority interest in net earnings of subsidiaries	(1)	(8)	(22)
Income from continuing operations	88	48	74
Income from discontinued operations, net	—	23	11
Net income	$88	$71	$85
Basic income per share(b):
Continuing operations	$0.55	$0.29	$0.45
Discontinued operations, net	—	0.14	0.07
Net income per share	$0.55	$0.42	$0.51
Diluted income per share(b):
Continuing operations	$0.54	$0.28	$0.44
Discontinued operations, net	—	0.14	0.07
Net income per share	$0.54	$0.42	$0.51
Basic weighted average shares outstanding	161	168	166
Diluted weighted average shares outstanding	162	170	167
Cash dividends declared per share(c)	$0.05	$—	$0.05

(a)

Ventures segment operations generally relate to investments in less-than-50%-owned unconsolidated entities which are accounted for using the equity method. Accordingly, our revenue equals our share of the net income or loss of these entities.

(b)	Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

(c)	Excludes dividends declared of $0.05 per share declared in December 2008 for shareholders of record as of March 13, 2009.

KBR, Inc.: Condensed Consolidated Statements of Income

(Millions of dollars and shares except per share data) (Unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
Revenue:
Government and Infrastructure	$6,938	$6,093
Upstream	2,682	1,887
Services	1,373	322
Downstream	484	361
Technology	84	90
Ventures(a)	(2)	(8)
Other	22	—
Total revenue	$11,581	$8,745
Business unit income (loss):
Government and Infrastructure	$332	$279
Upstream	262	188
Services	110	56
Downstream	51	10
Technology	19	19
Ventures(a)	(5)	(12)
Other	3	—
Total business unit income	772	540
Unallocated costs:
Labor cost absorption	(8)	(20)
Corporate general and administrative	(223)	(226)
Total operating income	541	294
Interest income, net	35	62
Foreign currency losses, net	(8)	(15)
Other non-operating gain, net	—	1
Income from continuing operations before income taxes
and minority interest	568	342
Provision for income taxes	(212)	(138)
Minority interest in net earnings of subsidiaries	(48)	(22)
Income from continuing operations	308	182
Income from discontinued operations, net	11	120
Net income	$319	$302
Basic income per share(b):
Continuing operations	$1.86	$1.08
Discontinued operations, net	0.07	0.71
Net income per share	$1.92	$1.80
Diluted income per share(b):
Continuing operations	$1.84	$1.08
Discontinued operations, net	0.07	0.71
Net income per share	$1.91	$1.79
Basic weighted average shares outstanding	166	168
Diluted weighted average shares outstanding	167	169
Cash dividends declared per share(c)	$0.20	$—

(a)

Ventures segment operations generally relate to investments in less-than-50%-owned unconsolidated entities which are accounted for using the equity method. Accordingly, our revenue equals our share of the net income or loss of these entities.

(b)	Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

(c)	Excludes dividends declared of $0.05 per share declared in December 2008 for shareholders of record as of March 13, 2009.

KBR, Inc.: Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and equivalents	$1,145	$1,861
Receivables:
Notes and accounts receivable, net	1,312	927
Unbilled receivables on uncompleted contracts	835	820
Total receivables	2,147	1,747
Deferred income taxes	107	165
Other current assets	743	282
Current assets of discontinued operations	—	1
Total current assets	4,142	4,056
Property, plant, and equipment, net of accumulated
depreciation of $224 and $227	245	220
Goodwill	694	251
Intangible assets, net	73	15
Equity in and advances to unconsolidated affiliates	185	294
Noncurrent deferred income taxes	167	139
Unbilled receivables on uncompleted contracts	134	196
Other assets	244	32
Total assets	$5,884	$5,203

Liabilities, Minority Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$1,387	$1,117
Due to Halliburton, net	54	16
Advanced billings on uncompleted contracts	519	794
Reserve for estimated contract losses	76	117
Employee compensation and benefits	320	316
Other current liabilities	680	262
Current liabilities of discontinued operations	7	1
Total current liabilities	3,043	2,623
Noncurrent employee compensation and benefits	403	79
Other noncurrent liabilities	333	151
Noncurrent income tax payable	34	78
Noncurrent deferred tax liability	37	37
Total liabilities	3,850	2,968
Minority interest in consolidated subsidiaries	(18)	(32)
Shareholders’ equity and accumulated other comprehensive loss:
Common stock	—	—
Paid-in capital in excess of par value	2,091	2,070
Accumulated other comprehensive loss	(439)	(122)
Retained earnings	596	319
	2,248	2,267
Treasury Stock	(196)	—
Total shareholders’ equity and accumulated other
comprehensive loss	2,052	2,267
Total liabilities, minority interest, shareholders’ equity
and accumulated other comprehensive loss	$5,884	$5,203

KBR, Inc.: Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)

	Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$319	$302
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	49	41
Equity earnings from unconsolidated affiliates	(88)	(103)
Deferred income taxes	88	(27)
Gain on sale of assets, net	—	(216)
Other	76	61
Changes in operating assets and liabilities:
Receivables	(124)	(143)
Unbilled receivables on uncompleted contracts	(45)	264
Accounts payable	214	(92)
Advanced billings on uncompleted contracts	(315)	11
Accrued employee compensation and benefits	(40)	57
Reserve for loss on uncompleted contracts	(41)	(62)
Collection (repayment) of advances from (to) unconsolidated affiliates, net	68	(35)
Distribution of earnings from unconsolidated affiliates	121	131
Other assets	(149)	(29)
Other liabilities	(9)	88
Total cash flows provided by operating activities	124	248
Cash flows from investing activities:
Capital expenditures	(37)	(43)
Sales of property, plant and equipment	7	3
Acquisition of businesses, net of cash acquired	(526)	—
Disposition of business/investments, net of cash disposed	—	334
Other investing activities	—	(1)
Total cash flows provided by (used in) investing activities	(556)	293
Cash flows from financing activities:
Payments to Halliburton, net	—	(120)
Payments on long-term borrowings	—	(7)
Payments to reacquire common stock	(196)	—
Net proceeds from issuance of common stock	3	6
Excess tax benefits from stock-based compensation	2	6
Payment of dividend to shareholders	(25)	—
Payments of dividends to minority shareholders	(28)	(35)
Total cash flows used in financing activities	(244)	(150)
Effect of exchange rate changes	(40)	9
Increase (decrease) in cash and equivalents	(716)	400
Cash and equivalents at beginning of period	1,861	1,461
Cash and equivalents at end of period	$1,145	$1,861

KBR, Inc.: Revenue and Operating Results by Business Unit

(In millions) (Unaudited)

Three Months Ended

	December 31,		September 30,
Revenue:	2008	2007	2008
G&I: U.S. Government – Middle East Operations	$1,446	$1,253	$1,364
U.S. Government – Americas Operations	158	156	183
International Operations	184	179	212
Total G&I	1,788	1,588	1,759
Upstream:
Gas Monetization	703	495	434
Offshore	81	78	97
Other	38	30	19
Total Upstream	822	603	550
Services	597	96	539
Downstream	145	85	138
Technology	23	18	19
Ventures	1	(1)	1
Other	10	—	12
Total revenue	$3,386	$2,389	$3,018
Business unit income (loss):
G&I: U.S. Government – Middle East Operations	$59	$38	$78
U.S. Government – Americas Operations	9	19	13
International Operations	44	34	42
Total job income	112	91	133
Divisional overhead	(27)	(38)	(29)
Total G&I business unit income	85	53	104
Upstream:
Gas Monetization	55	49	37
Offshore	12	21	20
Other	7	9	6
Total job income	74	79	63
Divisional overhead	(9)	(15)	(10)
Total Upstream business unit income	65	64	53
Services:
Job income	75	26	41
Divisional overhead	(22)	(3)	(14)
Total Services business unit income	53	23	27
Downstream:
Job income	20	8	20
Divisional overhead	(6)	(5)	(5)
Total Downstream business unit income	14	3	15
Technology:
Job income	9	6	10
Divisional overhead	(6)	(5)	(6)
Total Technology business unit income	3	1	4
Ventures:
Job income (loss)	(1)	(2)	1
Divisional overhead	—	(1)	(1)
Total Ventures business unit income (loss)	(1)	(3)	—
Other:
Job Income	3	—	4
Gain on sale of assets	1	—	—
Divisional overhead	(2)	—	(3)
Total Other business unit income	2	—	1
Total business unit income	$221	$141	$204

KBR, Inc.: Revenue and Operating Results by Business Unit

(In millions) (Unaudited)

Twelve Months Ended
	December 31,
Revenue:	2008	2007
G&I: U.S. Government – Middle East Operations	$5,518	$4,782
U.S. Government – Americas Operations	618	721
International Operations	802	590
Total G&I	6,938	6,093
Upstream:
Gas Monetization	2,157	1,402
Offshore	413	338
Other	112	147
Total Upstream	2,682	1,887
Services	1,373	322
Downstream	484	361
Technology	84	90
Ventures	(2)	(8)
Other	22	—
Total revenue	$11,581	$8,745
Business unit income (loss):
G&I: U.S. Government – Middle East Operations	$242	$231
U.S. Government – Americas Operations	36	68
International Operations	170	116
Total job income	448	415
Divisional overhead	(116)	(136)
Total G&I business unit income	332	279
Upstream: Gas Monetization	165	161
Offshore	116	59
Other	25	22
Total job income	306	242
Divisional overhead	(44)	(54)
Total Upstream business unit income	262	188
Services:
Job income	151	67
Gain on sale of assets	1	—
Divisional overhead	(42)	(11)
Total Services business unit income	110	56
Downstream:
Job income	72	26
Divisional overhead	(21)	(16)
Total Downstream business unit income	51	10
Technology:
Job income	41	39
Divisional overhead	(22)	(20)
Total Technology business unit income	19	19
Ventures:
Job income (loss)	(4)	(9)
Gain on sale of assets	1	—
Divisional overhead	(2)	(3)
Total Ventures business unit income (loss)	(5)	(12)
Other:
Job Income	7	—
Gain on sale of assets	1	—
Divisional overhead	(5)	—
Total Other business unit income	3	—
Total Business unit income	$772	$540

KBR, Inc.: Backlog Information (a)

(In Millions) (Unaudited)

	December 31,	December 31,
	2008	2007
G&I:
U.S. Government - Middle East Operations	$1,428	$1,361
U.S. Government - Americas Operations	600	548
International Operations	1,446	2,339
Total G&I(b)	3,474	4,248
Upstream:
Gas Monetization	6,196	6,606
Offshore Projects	148	173
Other	112	118
Total Upstream	6,456	6,897
Services	2,810	765
Downstream	578	313
Technology	130	128
Ventures	649	700
Total backlog	$14,097	$13,051

(a)

Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to projects accounted for under the equity method of accounting is presented as KBR’s share of the expected future revenue from the project. Our backlog for projects related to unconsolidated joint ventures totaled $2.4 billion and $3.1 billion at December 31, 2008 and December 31, 2007, respectively. Our backlog related to consolidated joint ventures with minority interest totaled $3.1 billion and $3.2 billion at December 31, 2008 and December 31, 2007, respectively.

As of December 31, 2008, 20% of our backlog for continuing operations was attributable to fixed-price contracts and 80% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

(b)

The Government and Infrastructure segment backlog includes backlog attributable to firm orders in the amount of $3.3 billion and $4.0 billion as of December 31, 2008 and December 31, 2007, respectively. Government and Infrastructure backlog attributable to unfunded orders was $0.2 billion as of December 3, 2008 and $0.2 billion as of December 31, 2007.

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